Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement (No. 333-212949) on Form S-3 of Mitcham Industries, Inc. of our reports dated April 7, 2016, relating to the consolidated financial statements and the financial statement schedule of Mitcham Industries, Inc., appearing in the Annual Report on Form 10-K of Mitcham Industries, Inc. for the year ended January 31, 2016.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus, which is part of the Registration Statement.

/s/ Hein & Associates LLP

Hein & Associates LLP

Houston, Texas

September 1, 2016